Exhibit (e)(4)

January 30, 2007

Centro Property Trust

Corporate Offices 3rd Floor

Centro The Glen

235 Springvale Road

Glen Waverley Vic 3150

Attention:              Andrew Scott, Chief Executive Officer

Ladies and Gentlemen:

In connection with your consideration of a possible strategic transaction (the ”Transaction”) with New Plan Excel Realty Trust, Inc. and its subsidiaries (collectively, the “Company”), the Company is prepared to furnish you, directly or through its advisors, with certain confidential and proprietary information concerning the business, financial condition, operations, assets and liabilities, properties and other matters of the Company.  All such information, including any such information that may have been provided previously to you by or on behalf of the Company, whether prepared by the Company, its advisors or otherwise, and notes, analyses, compilations, studies, interpretations, documents and other materials prepared by you or your Representatives (as defined below) and/or otherwise derived therefrom, in whatever medium, is herein collectively referred to as “Evaluation Material.”

To maintain the confidentiality of the Evaluation Material, you, on behalf of yourself and each of your Representatives, agree: (a) not to use any Evaluation Material except solely to determine whether you wish to propose to enter into the Transaction and the terms thereof and to execute any such Transaction; (b) to keep the Evaluation Material strictly confidential and not to disclose the existence of or any of the Evaluation Material other than to those of your officers, directors and employees, including the officers, directors and employees of Centro Watt Management JV 2, LP and Centro Properties Group and your representatives at J.P. Morgan Securities Inc., PricewaterhouseCoopers, Fox & Rothschild and Environ International Corp

(collectively, “Representatives”) with a need to know the information contained therein; provided, that such Representatives shall have seen a copy of this letter agreement and agree to be bound by the terms of this letter agreement (this “Agreement”) (and for clarification, Representatives shall not include, and you shall be prohibited from disclosing the existence of or providing any of the Evaluation Material to any affiliate, advisor (financial or otherwise), lender, financing source, partner, investor, institution,  or banker (“Outside Representatives”) unless you shall have received specific prior written approval (which may include email communication) of the Company with respect to the disclosure of the existence of or provision of the Evaluation Material to such Outside Representatives (and once said specific prior written approval has been obtained, such approved Outside Representative shall be deemed to be a Representative for purposes of this Agreement); provided, further, that you agree to be responsible for any breach of this Agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material; and (c) not to disclose that this Agreement has been entered into, that the Evaluation Material has been made available, that you or your Representatives have inspected any Evaluation Material, or that the Company may be considering the Transaction with you or a transaction similar to the Transaction with any other party or any terms, conditions or other facts thereof (including the status thereof) or have had, are having or propose to have any discussions with respect thereto (such facts, information or other matters covered by this proviso (c) being referred to collectively as the “Other Information”). In addition, under no circumstances will you discuss any of the Evaluation Material (or the fact that you have been provided with the Evaluation Material), the Transaction or this Agreement with any of the Company’s lenders, investors, tenants, brokers or partners (including joint venture partners).

Notwithstanding anything in this letter agreement to the contrary, no Evaluation Material shall be furnished to any financing source or potential financing source, whether equity or debt financing, without the prior written consent of the Company in its sole and absolute discretion.

You acknowledge that the Company may elect, at any time, to terminate further access by you to the Evaluation Material with respect to the Company. In addition, if you decide that you do not wish to proceed with a Transaction with the Company, you will promptly inform the Company of that decision.  In that case, or at any time upon the request of the Company for any reason or for no reason, you agree to promptly (and in any case within 5 days of the Company’s request) return to the Company all Evaluation Material without retaining any copy thereof and cause any remaining notes, photocopies and other materials derived from the Evaluation Material to be destroyed, and confirm in writing to the Company that all such materials have been returned and/or destroyed in compliance with this Agreement, subject in each case to applicable law, court order or regulatory requirement.  No such termination will affect your obligations hereunder or those of your Representatives, all of which obligations shall continue in effect for the term of this Agreement.

This Agreement shall be inoperative as to particular portions of the Evaluation Material, but only with respect to such portions, if such information (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company or its representatives, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its representatives when such source is entitled to make such disclosure.

If you or your Representatives are requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Evaluation Material, it is agreed that you will provide the Company with prompt written notice of such request(s) so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement.  If, failing the entry of a protective order or the receipt of a waiver hereunder, you or your Representatives are, in the written opinion of your or your Representatives’ counsel, as the case may be, compelled to disclose Evaluation Material under pain of liability for contempt or other censure or penalty, you may disclose only that portion of such information as is, in the written opinion of such counsel, legally required without liability hereunder; provided, that you agree to exercise your, and cause your Representatives to exercise their, commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such information.

You acknowledge that, in your examination of the Evaluation Material, you may have access to material non-public information concerning the Company.  You agree that, for a period of eighteen (18) months following the date hereof (the “Standstill Period”), you will not (and you will ensure that your affiliates (and any Representative or other person acting on behalf of or in concert with you or any affiliate) will not), directly or indirectly, without the prior written consent of the Board of Directors of the Company, (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities of the Company or any of its subsidiaries, any assets of the Company or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities, other than in connection with the Transaction, (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any voting securities of the Company, (v) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company, (vii) disclose any intention, plan or arrangement to take any of the actions enumerated in clauses (i) through (vi) above or (viii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements enumerated in clauses (i) through (vi) above with any other persons.  You further agree that during the Standstill Period you will not (and you will ensure that your affiliates (and any Representative or other person acting on behalf of or in concert with you or any affiliate) will not), directly or indirectly, without the prior written consent of the Board of Directors of the Company, (x) make any request directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (y) take any action that might require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph.  The provisions of this paragraph shall not apply to the acquisition of the Company’s equity securities by those Representatives that are engaged in investment banking, broker, dealer and similar activities in the ordinary course of business on behalf of their clients (collectively, the “Other Businesses”) so long as (i) such Representatives have established appropriate “information barriers” between those working on your behalf related to the Transaction, on one hand, and those carrying on the Other Businesses, on the other hand, such that those persons who conduct the such Other Businesses would not have, be provided with, or be given access to, any of the Evaluation Material or Other Information, in whole or in part; (ii) the Other Businesses is conducted only in accordance with the policies and procedures governing such information barriers; and (iii) none of the Evaluation Material or Other Information, in whole or in part, is used by such Representatives in connection with the Other Businesses.

Unless otherwise agreed to by the Company, all (i) communications regarding any possible Transaction, (ii) requests for additional information, (iii) requests for property visits or management meetings, and (iv) discussions or questions regarding procedures in connection with any possible Transaction, will be submitted or directed exclusively to J.P. Morgan Securities Inc. (“JPMorgan”) in its role as financial advisor to the Company in connection with any Transaction.

For a period of eighteen (18) months following the date hereof, you and your affiliates will not, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries or divisions, except that you shall not be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation or encouragement by you, any of your affiliates or your Representatives, or (ii) responds to any general public advertisement (including through the use of employment placement firms) placed by you that is not specifically targeted, directly or indirectly, at the employees of the Company.

The Company reserves the right to assign all of its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce all of the terms of this letter agreement) to any person who enters into the transactions contemplated by this letter agreement.  You understand and agree that neither Company nor its affiliates or representatives (including JPMorgan) makes any representations or warranties, express or implied, with respect to any of the Evaluation Material unless as may be agreed in one more definitive agreements between you and the Company.  You also agree that neither the Company nor its affiliates or representatives (including JPMorgan) shall assume any responsibility or have any liability to you or your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives.

The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

The Company and you agree that no contract or agreement providing for the Transaction shall be deemed to exist between you and the Company unless and until you and the Company execute and deliver one or more final definitive agreements relating to the Transaction (“Transaction Agreements”), and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the Transaction unless and until you and the Company shall have executed and delivered the Transaction Agreements.  The Company and you also agree that unless and until you and the Company shall have executed and delivered the Transaction Agreements, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement except for the matters specifically agreed to herein.  You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time without any further obligation of any kind.  You further understand that the Company shall be free to establish and change any process or procedure with respect to the Transaction as the Company, in its sole discretion, shall determine (including, without limitation, negotiating with any other interested party and entering into one or more final definitive agreements relating to the Transaction with any other party without prior notice to you or any other person).

You acknowledge that neither the Company nor the Company’s affiliates or representatives (including JPMorgan) make any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom.  You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained in that agreement.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.  Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.

This Agreement shall terminate eighteen (18) months from the date hereof and be governed by New York law.

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Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to each of the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

New Plan Excel Realty Trust, Inc.

By:	/s/ Steven F. Siegel
Name: Steven F. Siegel
Title: EVP & General Counsel

This Agreement has been executed by the undersigned in his capacity as a director of CPT Manager Limited in its capacity as responsible entity for Centro Property Trust (the “Trust”), and not individually, and neither the individual executing this Agreement nor the partners, trustees, officers, directors, shareholders or employees of the Trust or any of the Trust’s affiliates shall have any personal liability hereunder.  The Company shall look solely to the assets and properties of the Trust for satisfaction of any liability in respect of this Agreement, and will not seek recourse of commence any action against the individual executing this Agreement or any of the partners, trustees, officers, directors, shareholders or employees of the Trust or any of the Trust’s affiliates.

Accepted as of the
date first above written:

Centro Property Trust

By:  CPT Manager Limited, as responsible entity

By:	/s/ Andrew Scott
Name: Andrew Scott
Title: Director